Exhibit 99.1

FOR IMMEDIATE RELEASE

Office Properties Income Trust Announces Fourth Quarter 2022 Results
Net Income of $6.4 Million, or $0.13 Per Share
Normalized FFO of $54.5 Million, or $1.13 Per Share
Leased 705,000 Square Feet with a 10.1 Year Weighted Average Lease Term
2022 Annual Leasing Activity Yielded a 5.6% Roll Up in Rents

Newton, MA (February 15, 2023): Office Properties Income Trust (Nasdaq: OPI) today announced its financial results for the quarter ended December 31, 2022.

Christopher Bilotto, President and Chief Operating Officer of OPI, made the following statement:

"OPI delivered strong fourth quarter results despite an evolving office landscape and rapidly changing economic conditions. Leasing volume totaled 705,000 square feet, resulting in our highest quarterly leasing activity in three years, net income was $0.13 per share and Normalized FFO of $1.13 per share exceeded the high end of our guidance range. This performance caps a year in which we achieved many of the operating targets that we set for OPI. In 2022, we completed 2.6 million square feet of leasing activity for a weighted average lease term of more than nine years and a roll up in rent of 5.6%. We sold non-core properties for more than $210 million of aggregate gross proceeds, and total portfolio occupancy increased approximately 110 basis points to 90.6%.

Heading into 2023, we will continue our focus on proactive leasing engagement, completing our two redevelopment projects, further refining our portfolio and reducing leverage. We believe we are well positioned to continue to navigate headwinds facing the office sector with nearly $570 million of liquidity, more than 90% of our debt being fixed rate and no senior notes maturing until mid-2024."

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Quarterly Results:

	Three Months Ended December 31,
	2022	2021

Financial	(dollars in thousands, except per share data)
Net income	$6,390	$16,945
Net income per share	$0.13	$0.35
Normalized FFO per share	$1.13	$1.20
Same Property Cash Basis NOI	$81,379	$82,513

•Net income for the quarter ended December 31, 2022 was $6.4 million, or $0.13 per diluted share, compared to net income of $16.9 million, or $0.35 per diluted share, for the quarter ended December 31, 2021. Net income for the quarter ended December 31, 2022 includes a $3.6 million, or $0.07 per diluted share, gain on sale of real estate and a $0.8 million, or $0.02 per diluted share, gain on early extinguishment of debt. Net income for the quarter ended December 31, 2021 includes a $24.2 million, or $0.50 per diluted share, gain on sale on real estate, a $6.6 million, or $0.14 per diluted share, loss on impairment of real estate and the reversal of $4.5 million, or $0.09 per diluted share, of previously accrued estimated business management incentive fee expense. In addition, net income for the quarter ended December 31, 2022 includes a decrease in real estate tax expense of approximately $8.2 million related to a favorable real estate tax assessment received during the quarter for a property located in Chicago, IL that OPI acquired in June 2021. Pursuant to the lease agreements with the tenants at this property, OPI is reimbursed for real estate taxes at a rate of approximately 98%. Accordingly, rental income for the quarter reflects the reversal of approximately $8.1 million of the related expense reimbursement income.

•Normalized funds from operations, or Normalized FFO, for the quarter ended December 31, 2022 were $54.5 million, or $1.13 per diluted share, compared to Normalized FFO for the quarter ended December 31, 2021 of $58.1 million, or $1.20 per diluted share.

•Same property cash basis net operating income, or Cash Basis NOI, for the quarter ended December 31, 2022 decreased 1.4% compared to the quarter ended December 31, 2021. The decrease in same property Cash Basis NOI is primarily due to a decrease in cash received from contractual rents as a result of free rent related to leasing activity and increases in operating expenses at certain of OPI's properties during 2022.

•Leasing activity for the quarter ended December 31, 2022 was as follows:

Three Months Ended December 31, 2022
Leasing activity for new and renewal leases (rentable square feet)	705,000
Weighted average rental rate change (by rentable square feet)	(6.7%)
Weighted average lease term (by rentable square feet)	10.1 years
Leasing concessions and capital commitments (per square foot per lease year)	$8.46

	As of
Percent Leased	December 31, 2022	September 30, 2022	December 31, 2021
All properties	90.6%	90.7%	89.5%
Same properties	93.7%	93.7%	93.8%

Reconciliations of net income (loss) determined in accordance with U.S. generally accepted accounting principles, or GAAP, to funds from operations, or FFO, Normalized FFO, cash available for distribution, or CAD, net operating income, or NOI, and Cash Basis NOI, and a reconciliation of NOI to Same Property NOI and to Same Property Cash Basis NOI, for the quarters ended December 31, 2022 and 2021 appear later in this press release.

Disposition Activities:

•Since October 1, 2022, OPI sold the following five properties containing approximately 338,000 rentable square feet for an aggregate sales price of $20.5 million, excluding closing costs:

Date of Sale	Location	Number of Properties	Rentable Square Feet	Gross Sales Price (1) (in thousands)	Gross Sales Price Per Sq. Ft.
November 2022	Kapolei, HI (2)	1	109,000	$4,000	$36.70
November 2022	Englewood, CO	1	140,000	11,100	$79.29
January 2023	Richmond, VA	3	89,000	5,350	$60.11
		5	338,000	$20,450	$60.50
(1)Gross sales price is the gross contract price, excluding closing costs.
(2)Property is a leasable land parcel.

•As of February 14, 2023, OPI has entered into agreements to sell two properties containing approximately 207,000 rentable square feet for an aggregate sales price of $7.6 million, excluding closing costs.

Significant Redevelopment Activities:

•The following table summarizes OPI's significant redevelopment projects as of December 31, 2022:

Address	Location	Sq. Ft.		% Pre-leased	Estimated Project Costs (2) (in thousands)	Total Costs Incurred (in thousands)	Estimated Completion (3)
20 Massachusetts Avenue	Washington, D.C.	340,000	(1)	54%	$215,000	$148,107	Q2 2023
351, 401, 501 Elliott Ave West	Seattle, WA	300,000		28%	162,000	48,824	Q4 2023
		640,000			$377,000	$196,931
(1)Upon completion of this redevelopment project, the property will contain approximately 430,000 rentable square feet.
(2)Estimated project costs include future, estimated lease related costs associated with achieving stabilized occupancy that will be incurred subsequent to the estimated completion date.
(3)Estimated completion date can depend on various factors, including when lease agreements are signed with tenants. Therefore, the actual completion dates may vary.

Liquidity and Financing Activities:

•As of December 31, 2022, OPI had $12.2 million of cash and cash equivalents and $555.0 million available to borrow under its unsecured revolving credit facility.

•As previously reported, in October 2022, OPI prepaid, at a discounted amount of $22.2 million plus accrued interest, a mortgage note secured by one property with an outstanding principal balance of $22.9 million, an annual interest rate of 4.80% and a maturity date in June 2023 using cash on hand and borrowings under its revolving credit facility.

•In November 2022, OPI exercised its option to extend the maturity date of its revolving credit facility by six months to July 31, 2023. Subject to the payment of an extension fee and meeting certain other conditions, OPI may extend the maturity date by one additional six month period to January 31, 2024.

Conference Call:

On Thursday, February 16, 2023 at 10:00 a.m. Eastern Time, President and Chief Operating Officer, Christopher Bilotto, and Chief Financial Officer and Treasurer, Matthew Brown, will host a conference call to discuss OPI’s fourth quarter 2022 financial results.

The conference call telephone number is (877) 328-1172. Participants calling from outside the United States and Canada should dial (412) 317-5418. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 11:59 p.m. on Thursday, February 23, 2023. To access the replay, dial (412) 317-0088. The replay pass code is 8634702.

A live audio webcast of the conference call will also be available in a listen only mode on OPI’s website, at www.opireit.com. Participants wanting to access the webcast should visit OPI’s website about five minutes before the call. The archived webcast will be available for replay on OPI’s website following the call for about one week. The transcription, recording and retransmission in any way of OPI’s fourth quarter conference call are strictly prohibited without the prior written consent of OPI.

Supplemental Data:

A copy of OPI’s Fourth Quarter 2022 Supplemental Operating and Financial Data is available for download at OPI’s website, www.opireit.com. OPI’s website is not incorporated as part of this press release.

Non-GAAP Financial Measures:

OPI presents certain “non-GAAP financial measures” within the meaning of the applicable rules of the Securities and Exchange Commission, or SEC, including FFO, Normalized FFO, CAD, NOI, Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income (loss) as indicators of OPI’s operating performance or as measures of OPI’s liquidity. These measures should be considered in conjunction with net income (loss) as presented in OPI's consolidated statements of income (loss). OPI considers these non-GAAP measures to be appropriate supplemental measures of operating performance for a real estate investment trust, or REIT, along with net income (loss). OPI believes these measures provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation and amortization expense, they may facilitate a comparison of OPI’s operating performance between periods and with other REITs and, in the case of NOI, Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI reflecting only those income and expense items that are generated and incurred at the property level may help both investors and management to understand the operations of OPI's properties.

Please see the pages attached hereto for a more detailed statement of OPI’s operating results and financial condition and for an explanation of OPI’s calculation of FFO, Normalized FFO, CAD, NOI, Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI and a reconciliation of those amounts to amounts determined in accordance with GAAP.

About Office Properties Income Trust:

OPI is a national REIT focused on owning and leasing office properties primarily to single tenants and those with high credit quality characteristics. As of December 31, 2022, approximately 63% of OPI's revenues were from investment grade rated tenants. OPI owned and leased 160 properties as of December 31, 2022, with approximately 21.0 million square feet located in 30 states and Washington, D.C. In 2022, OPI was named as an Energy Star® Partner of the Year for the fifth consecutive year and a Gold Level Green Lease Leader. OPI is managed by The RMR Group (Nasdaq: RMR), a leading U.S. alternative asset management company with over $37 billion in assets under management as of December 31, 2022, and more than 35 years of institutional experience in buying, selling, financing and operating commercial real estate. OPI is headquartered in Newton, MA. For more information, visit opireit.com.

Office Properties Income Trust
Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Rental income (1)	$127,922	$147,287	$554,275	$576,482

Expenses:
Real estate taxes (1)	8,202	19,837	57,844	71,970
Utility expenses	6,334	6,120	27,005	25,251
Other operating expenses	28,769	28,951	110,366	105,825
Depreciation and amortization	51,571	62,503	222,564	241,494
Loss on impairment of real estate (2)	—	6,566	21,820	62,420
Acquisition and transaction related costs (3)	68	—	292	—
General and administrative (4)	5,781	2,168	25,134	26,858
Total expenses	100,725	126,145	465,025	533,818

Gain on sale of real estate (5)	3,564	24,200	11,001	78,354
Interest and other income	144	—	217	7
Interest expense (including net amortization of debt premiums, discounts and issuance costs of $2,188, $2,405, $9,134 and $9,771, respectively)	(24,557)	(27,657)	(103,480)	(112,385)
Gain (loss) on early extinguishment of debt (6)	759	—	682	(14,068)
Income (loss) before income tax (expense) benefit and equity in net losses of investees	7,107	17,685	(2,330)	(5,428)
Income tax (expense) benefit	161	97	(270)	(251)
Equity in net losses of investees	(878)	(837)	(3,509)	(2,501)
Net income (loss)	$6,390	$16,945	$(6,109)	$(8,180)

Weighted average common shares outstanding (basic)	48,334	48,243	48,278	48,195
Weighted average common shares outstanding (diluted)	48,334	48,251	48,278	48,195

Per common share amounts (basic and diluted):
Net income (loss)	$0.13	$0.35	$(0.14)	$(0.17)

See Notes on pages 6 and 7.

Office Properties Income Trust
Funds from Operations, Normalized Funds from Operations and Cash Available for Distribution
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Calculation of FFO, Normalized FFO and CAD (7)(8):
Net income (loss)	$6,390	$16,945	$(6,109)	$(8,180)
Add (less): Depreciation and amortization:
Consolidated properties	51,571	62,503	222,564	241,494
Unconsolidated joint venture properties	789	753	3,058	3,427
Loss on impairment of real estate (2)	—	6,566	21,820	62,420
Gain on sale of real estate (5)	(3,564)	(24,200)	(11,001)	(78,354)
FFO	55,186	62,567	230,332	220,807
Add (less): Acquisition and transaction related costs (3)	68	—	292	—
(Gain) loss on early extinguishment of debt (6)	(759)	—	(682)	14,068
Business management incentive fees (4)	—	(4,484)	—	—
Normalized FFO	54,495	58,083	229,942	234,875
Add (less): Non-cash expenses (9)	(1,464)	(251)	(2,761)	985
Distributions from unconsolidated joint ventures	—	153	51	612
Depreciation and amortization - unconsolidated joint ventures	(789)	(753)	(3,058)	(3,427)
Equity in net losses of investees	878	837	3,509	2,501
Loss on early extinguishment of debt settled in cash	—	—	—	(4,374)
Non-cash straight line rent adjustments included in rental income	(3,604)	(2,240)	(10,830)	(15,368)
Lease value amortization included in rental income	195	452	975	2,288
Net amortization of debt premiums, discounts and issuance costs	2,188	2,405	9,134	9,771
Recurring capital expenditures	(42,099)	(16,037)	(100,261)	(72,854)
CAD	$9,800	$42,649	$126,701	$155,009

Weighted average common shares outstanding (basic)	48,334	48,243	48,278	48,195
Weighted average common shares outstanding (diluted)	48,334	48,251	48,278	48,195

Per common share amounts (basic and diluted):
Net income (loss)	$0.13	$0.35	$(0.14)	$(0.17)
FFO	$1.14	$1.30	$4.77	$4.58
Normalized FFO	$1.13	$1.20	$4.76	$4.87
CAD	$0.20	$0.88	$2.62	$3.22
Distributions declared per share	$0.55	$0.55	$2.20	$2.20

(1)Includes reductions to real estate tax expense and rental income of approximately $8,229 and $8,080, respectively, resulting from a favorable real estate tax assessment received in 2022 at a property located in Chicago, IL that OPI acquired in June 2021.

(2)Loss on impairment of real estate for the year ended December 31, 2022 represents an adjustment of $21,820 to reduce the carrying value of seven properties to their estimated fair values less costs to sell. Loss on impairment of real estate for the three months ended December 31, 2021 includes an adjustment of $6,991 to reduce the carrying value of two properties to their estimated fair values less costs to sell, partially offset by an adjustment of $425 to increase the carrying value of three properties that were removed from held for sale status as of December 31, 2021. Loss on impairment of real estate for the year ended December 31, 2021 also includes an adjustment of $55,854 to reduce the carrying value of six properties to their estimated fair values less costs to sell during the nine months ended September 30, 2021.

(3)Acquisition and transaction related costs for the three months and year ended December 31, 2022 represent costs related to the evaluation of potential acquisitions, dispositions and other strategic transactions.

(4)Incentive fees under OPI's business management agreement with The RMR Group LLC are payable after the end of each calendar year, are calculated based on common share total return, as defined, and are included in general and administrative expense in OPI’s consolidated statements of income (loss). In calculating net income (loss) in accordance with GAAP, OPI recognizes business management incentive fee expense, if any, in the first, second and third quarters. Although OPI recognizes this expense, if any, in the first, second and third quarters for purposes of calculating net income (loss), OPI does not include such expense in the calculation of Normalized FFO until the fourth quarter, when the amount of the business management incentive fee expense for the calendar year, if any, is determined. Net income for the three months ended December 31, 2021 includes the reversal of $4,484 of previously accrued estimated business management incentive fee expense. No incentive fees were payable under OPI's business management agreement for the years ended December 31, 2022 and 2021.

(5)Gain on sale of real estate for the three months ended December 31, 2022 represents a $3,564 gain on the sale of two properties. Gain on sale of real estate for the year ended December 31, 2022 also includes a $7,437 net gain on the sale of 16 properties during the nine months ended September 30, 2022. Gain on sale of real estate for the three months ended December 31, 2021 represents a $24,200 gain on the sale of two vacant land parcels. Gain on sale of real estate for the year ended December 31, 2021 also includes a $54,154 net gain on the sale of four properties and a warehouse facility during the nine months ended September 30, 2021.

(6)Gain (loss) on early extinguishment of debt for the three months and year ended December 31, 2022 represents a net gain resulting from the prepayment of a mortgage note at a discounted amount, partially offset by write offs of the unamortized portion of certain premiums, discounts and debt issuance costs resulting from the early repayment of debt. Loss on early extinguishment of debt for the year ended December 31, 2021 includes prepayment fees related to OPI's redemption of all $300,000 of its 4.15% senior unsecured notes due 2022 and the repayment of one mortgage note, as well as write offs of the unamortized portion of certain discounts and issuance costs resulting from the early repayment of debt.

(7)OPI calculates FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, which is net income (loss), calculated in accordance with GAAP, plus real estate depreciation and amortization of consolidated properties and its proportionate share of the real estate depreciation and amortization of unconsolidated joint venture properties, but excluding impairment charges on real estate assets and any gain or loss on sale of real estate, as well as certain other adjustments currently not applicable to OPI. In calculating Normalized FFO, OPI adjusts for the other items shown above and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of OPI’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. FFO and Normalized FFO are among the factors considered by OPI’s Board of Trustees when determining the amount of distributions to OPI’s shareholders. Other factors include, but are not limited to, requirements to maintain OPI's qualification for taxation as a REIT, limitations in OPI’s credit agreement and public debt covenants, the availability to OPI of debt and equity capital, OPI’s expectation of its future capital requirements and operating performance and OPI’s expected needs for and availability of cash to pay its obligations. Other real estate companies and REITs may calculate FFO and Normalized FFO differently than OPI does.

(8)OPI calculates CAD as shown above. OPI defines CAD as Normalized FFO minus recurring real estate related capital expenditures and adjusted for other non-cash and non-recurring items and certain amounts excluded from Normalized FFO but settled in cash, if any. CAD is among the factors considered by OPI's Board of Trustees when determining the amount of distributions to its shareholders. Other real estate companies and REITs may calculate CAD differently than OPI does.

(9)Non-cash expenses include equity based compensation, adjustments recorded to capitalize interest expense and amortization of the liability for the amount by which the estimated fair value for accounting purposes exceeded the price OPI paid for its former investment in The RMR Group Inc., or RMR Inc., common stock in June 2015. This liability is being amortized on a straight line basis through December 31, 2035 as an allocated reduction to business management fee expense and property management fee expense, which are included in general and administrative and other operating expenses, respectively.

Office Properties Income Trust
Calculation and Reconciliation of NOI, Cash Basis NOI, Same Property NOI and
Same Property Cash Basis NOI (1)
(amounts in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Calculation of NOI and Cash Basis NOI:
Rental income	$127,922	$147,287	$554,275	$576,482
Property operating expenses	(43,305)	(54,908)	(195,215)	(203,046)
NOI	84,617	92,379	359,060	373,436
Non-cash straight line rent adjustments included in rental income	(3,604)	(2,240)	(10,830)	(15,368)
Lease value amortization included in rental income	195	452	975	2,288
Lease termination fees included in rental income	(176)	(761)	(7,376)	(816)
Non-cash amortization included in property operating expenses (2)	(121)	(121)	(484)	(484)
Cash Basis NOI	$80,911	$89,709	$341,345	$359,056

Reconciliation of Net Income (Loss) to NOI and Cash Basis NOI:
Net income (loss)	$6,390	$16,945	$(6,109)	$(8,180)
Equity in net losses of investees	878	837	3,509	2,501
Income tax expense (benefit)	(161)	(97)	270	251
Income (loss) before income tax expense (benefit) and equity in net losses of investees	7,107	17,685	(2,330)	(5,428)
(Gain) loss on early extinguishment of debt	(759)	—	(682)	14,068
Interest expense	24,557	27,657	103,480	112,385
Interest and other income	(144)	—	(217)	(7)
Gain on sale of real estate	(3,564)	(24,200)	(11,001)	(78,354)
General and administrative	5,781	2,168	25,134	26,858
Acquisition and transaction related costs	68	—	292	—
Loss on impairment of real estate	—	6,566	21,820	62,420
Depreciation and amortization	51,571	62,503	222,564	241,494
NOI	84,617	92,379	359,060	373,436
Non-cash amortization included in property operating expenses (2)	(121)	(121)	(484)	(484)
Lease termination fees included in rental income	(176)	(761)	(7,376)	(816)
Lease value amortization included in rental income	195	452	975	2,288
Non-cash straight line rent adjustments included in rental income	(3,604)	(2,240)	(10,830)	(15,368)
Cash Basis NOI	$80,911	$89,709	$341,345	$359,056

Reconciliation of NOI to Same Property NOI (3) (4):
Rental income	$127,922	$147,287	$554,275	$576,482
Property operating expenses	(43,305)	(54,908)	(195,215)	(203,046)
NOI	84,617	92,379	359,060	373,436
Less: NOI of properties not included in same property results	458	(7,556)	(43,901)	(52,823)
Same Property NOI	$85,075	$84,823	$315,159	$320,613

Calculation of Same Property Cash Basis NOI (3) (4):
Same Property NOI	$85,075	$84,823	$315,159	$320,613
Add: Lease value amortization included in rental income	195	357	1,456	2,016
Less: Non-cash straight line rent adjustments included in rental income	(3,606)	(2,442)	(9,445)	(14,059)
Lease termination fees included in rental income	(176)	(127)	(3,641)	(55)
Non-cash amortization included in property operating expenses (2)	(109)	(98)	(422)	(371)
Same Property Cash Basis NOI	$81,379	$82,513	$303,107	$308,144
See Notes on page 9.

(1)    The calculations of NOI and Cash Basis NOI exclude certain components of net income (loss) in order to provide results that are more closely related to OPI’s property level results of operations. OPI calculates NOI and Cash Basis NOI as shown above. OPI defines NOI as income from its rental of real estate less its property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions that OPI records as depreciation and amortization expense. OPI defines Cash Basis NOI as NOI excluding non-cash straight line rent adjustments, lease value amortization, lease termination fees, if any, and non-cash amortization included in other operating expenses. OPI calculates Same Property NOI and Same Property Cash Basis NOI in the same manner that it calculates the corresponding NOI and Cash Basis NOI amounts, except that it only includes same properties in calculating Same Property NOI and Same Property Cash Basis NOI. OPI uses NOI, Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI to evaluate individual and company-wide property level performance. Other real estate companies and REITs may calculate NOI, Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI differently than OPI does.
(2)    OPI recorded a liability for the amount by which the estimated fair value for accounting purposes exceeded the price OPI paid for its former investment in RMR Inc. common stock in June 2015. A portion of this liability is being amortized on a straight line basis through December 31, 2035 as a reduction to property management fee expense, which is included in property operating expenses.
(3)    For the three months ended December 31, 2022 and 2021, Same Property NOI and Same Property Cash Basis NOI are based on properties OPI owned continuously since October 1, 2021, and exclude properties classified as held for sale and properties undergoing significant redevelopment, if any, and three properties owned by two unconsolidated joint ventures in which OPI owns 51% and 50% interests.
(4)    For the years ended December 31, 2022 and 2021, Same Property NOI and Same Property Cash Basis NOI are based on properties OPI owned continuously since January 1, 2021, and exclude properties classified as held for sale and properties undergoing significant redevelopment, if any, and three properties owned by two unconsolidated joint ventures in which OPI owns 51% and 50% interests.

Office Properties Income Trust
Consolidated Balance Sheets
(dollars in thousands, except per share data)
(unaudited)

	December 31,
	2022	2021
ASSETS
Real estate properties:
Land	$821,238	$874,108
Buildings and improvements	3,114,836	3,036,978
Total real estate properties, gross	3,936,074	3,911,086
Accumulated depreciation	(561,458)	(495,912)
Total real estate properties, net	3,374,616	3,415,174
Assets of properties held for sale	2,516	26,598
Investments in unconsolidated joint ventures	35,129	34,838
Acquired real estate leases, net	369,333	505,629
Cash and cash equivalents	12,249	83,026
Restricted cash	—	1,489
Rents receivable	105,639	112,886
Deferred leasing costs, net	73,098	53,883
Other assets, net	7,397	8,160
Total assets	$3,979,977	$4,241,683

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured revolving credit facility	$195,000	$—
Senior unsecured notes, net	2,187,875	2,479,772
Mortgage notes payable, net	49,917	98,178
Liabilities of properties held for sale	73	594
Accounts payable and other liabilities	140,151	142,609
Due to related persons	6,469	6,787
Assumed real estate lease obligations, net	14,157	17,034
Total liabilities	2,593,642	2,744,974

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value: 200,000,000 shares authorized, 48,565,644 and 48,425,665 shares issued and outstanding, respectively	486	484
Additional paid in capital	2,619,532	2,617,169
Cumulative net income	169,606	175,715
Cumulative common distributions	(1,403,289)	(1,296,659)
Total shareholders’ equity	1,386,335	1,496,709
Total liabilities and shareholders’ equity	$3,979,977	$4,241,683

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever OPI uses words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, OPI is making forward-looking statements. These forward-looking statements are based upon OPI’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by OPI’s forward-looking statements as a result of various factors. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond OPI's control. For example:

•Mr. Bilotto's statements about OPI's leasing activity, operating results and occupancy may imply that OPI will continue to have positive leasing activity and similar or better leasing activity, operating results and occupancy in future periods. However, OPI's operating results and ability to realize positive leasing activity and increase occupancy depend on various factors, including market conditions and tenants' demand for OPI's properties, the timing of lease expirations and OPI's ability to successfully compete for tenants, among other factors. As a result, OPI may not realize positive leasing activity and better operating results and OPI's operating results, leasing activity and occupancy could decline in the future,

•Mr. Bilotto's statements regarding OPI's property sales during the year and its continued focus on refining its portfolio and reducing leverage may imply that OPI will achieve future disposition objectives and reduce its leverage. However, OPI may not be able to successfully identify, negotiate and complete sales, any sales it may complete may take longer than expected and it may not realize its target proceeds on properties it elects to sell. Further, OPI may elect to sell fewer properties in the future. In addition, OPI may increase its borrowings in the future, which would increase its leverage. As a result, OPI may not realize the benefits it expects from its property sales or its efforts to reduce leverage,

•Mr. Bilotto states that OPI will continue its focus on proactive leasing engagement and completing its two redevelopment projects in 2023. This statement may imply that OPI will successfully engage with its tenants and execute leases for space on terms that are favorable to OPI. However, OPI may not be able to successfully negotiate and execute leases on terms favorable to it or at all. Additionally, OPI's redevelopment projects may be delayed and take greater time and cost more to complete than currently anticipated,

•Mr. Bilotto states that OPI ended the year with nearly $570 million of liquidity and that 90% of its debt is fixed rate. These statements may imply that OPI will maintain this level of liquidity and debt mix in the future. However, OPI's liquidity is largely dependent on the availability of funds under its revolving credit facility. OPI's revolving credit facility allows OPI to borrow, repay and reborrow funds under that facility, subject to satisfying conditions. As a result, OPI may, and likely will, borrow funds under its revolving credit facility in the future, which in turn would reduce its borrowing availability. In addition, OPI may use its current liquidity for investments or other business opportunities, which would reduce its liquidity. Further, interest on borrowings under its revolving credit facility are based on variable rates and other future debt OPI may incur may also require interest to be paid based on variable rates. As a result, OPI's future debt mix may change, and

•OPI has entered into agreements to sell two properties for an aggregate sales price of $7.6 million, excluding closing costs. These transactions are subject to conditions. Those conditions may not be satisfied and these transactions may not occur, may be delayed, or the terms may change.

The information contained in OPI’s filings with the SEC, including under “Risk Factors” in OPI’s periodic reports, or incorporated therein, identifies other important factors that could cause OPI’s actual results to differ materially from those stated in or implied by OPI’s forward-looking statements. OPI’s filings with the SEC are available on the SEC's website at www.sec.gov.

You should not place undue reliance upon forward-looking statements.

Except as required by law, OPI does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

Contact:
Kevin Barry, Director, Investor Relations
(617) 219-1410

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